                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         SIERRA HEALTH SERVICES, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                   [LOGO OF SIERRA HEALTH SERVICES, INC.(R)]
                                 P.O. Box 15645
                          Las Vegas, Nevada 89114-5645

                                                                  April 29, 1997

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Sierra Health Services, Inc., which will be held on Friday, May 30, 1997, at 10:00 a.m., local time, at the Sierra Health Services corporate complex, 2720 North Tenaya Way, Las Vegas, Nevada.

  The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about the Company's officers and directors.

  Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke the proxy at any time prior to voting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                                            Sincerely,

                                            /s/ Anthony M. Marlon

                                            Anthony M. Marlon, M.D.
                                            Chairman of the Board and
                                            Chief Executive Officer

                         SIERRA HEALTH SERVICES, INC.
                                P.O. Box 15645
                         Las Vegas, Nevada 89114-5645

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, MAY 30, 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Health Services, Inc., a Nevada corporation (the "Company"), will be held at 10:00 a.m., local time, Friday, May 30, 1997, at the Sierra Health Services corporate complex, 2720 North Tenaya Way, Las Vegas, Nevada for the following purposes:

  1. To elect two directors for a two-year term and until their successors are duly elected and qualified.

  2. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 1997.

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of record of the Company's Common Stock at the close of business on April 18, 1997 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. As described in the attached Proxy Statement, the Board of Directors' nominees for election at the Annual Meeting as directors of the Company are: Anthony M. Marlon, M.D. and Thomas Y. Hartley.

  You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please fill out, sign, date and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of the Company's Board of Directors. The proxy card shows the form in which your shares of Common Stock are registered. Your signature must be in the same form. The return of the proxy card does not affect your right to vote in person should you decide to attend the Annual Meeting. We look forward to seeing you.

                                          By Order of the Board of Directors,

                                          /s/ Frank E. Collins

                                          Frank E. Collins
                                          Secretary

Las Vegas, Nevada
April 29, 1997

                                   IMPORTANT

  IN ORDER TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THEIR PROXY CARDS AS SOON AS POSSIBLE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE ANNUAL MEETING.

                         SIERRA HEALTH SERVICES, INC.
                                P.O. Box 15645
                         Las Vegas, Nevada 89114-5645

                               ----------------

                                PROXY STATEMENT
                                    FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS
                            ON FRIDAY, MAY 30, 1997

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sierra Health Services, Inc., a Nevada corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders of the Company (the "1997 Annual Meeting") to be held at 10:00 a.m., local time, on Friday, May 30, 1997, at the Sierra Health Services corporate complex, 2720 North Tenaya Way, Las Vegas, Nevada, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to the Company's stockholders is April 29, 1997.

                          VOTING OF PROXY; REVOCATION

  A proxy in the accompanying form that is properly executed, duly returned, and not subsequently revoked will be voted in accordance with instructions contained thereon. If no instructions are given with respect to the matters to be acted on, proxies will be voted as follows: (i) for the election of the two nominees described herein, (ii) for the ratification of the appointment of auditors and (iii) otherwise in accordance with the best judgment of the person or persons voting the proxy on any other matter properly brought before the meeting. Any stockholder who signs and returns the proxy may revoke it at any time before it is exercised by (i) delivering written notice to the Secretary of the Company of its revocation, (ii) executing and delivering to the Secretary of the Company a later dated proxy, or (iii) by appearing in person at the 1997 Annual Meeting and expressing a desire to vote his or her shares in person.

                           EXPENSES OF SOLICITATION

  The expenses of the preparation of proxy materials and the solicitation of proxies for the 1997 Annual Meeting will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy or other means, or by directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. Beacon Hill Partners, Inc. has been engaged by the Company to assist in the solicitation of proxies for a fee of $1,500 plus out-of-pocket costs and expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of the Company's Common Stock (as defined below).

                               VOTING SECURITIES

  Holders of the Company's Common Stock, par value $.005 per share (the "Common Stock"), as of the close of business on April 18, 1997 will be entitled to notice of, and to vote at, the 1997 Annual Meeting or any adjournments thereof. On that date, there were 18,005,963 shares of Common Stock outstanding (excluding treasury shares), each of which is entitled to one vote with respect to each matter to be voted on at the 1997 Annual Meeting, except as described below for the election of directors. The presence in person or by proxy of the holders of record of shares representing a majority of the total issued and outstanding Common Stock will constitute a quorum at the 1997 Annual Meeting.

  Stockholders are entitled to vote cumulatively for the election of directors if any stockholder gives written notice to the President or Secretary of the Company not less than 48 hours before the 1997 Annual Meeting that the stockholder desires the voting for the election of directors be cumulative. If cumulative voting is so invoked, each stockholder is entitled to the number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected (two), and may cast all such votes for one nominee or distribute them among the nominees. Discretionary authority is being sought by the proxy holders to cumulate votes and distribute such votes among some or all of the nominees in the event that cumulative voting is invoked.

  Assuming that a quorum is present at the 1997 Annual Meeting, directors will be elected by a plurality of the votes cast at the 1997 Annual Meeting by holders of shares present in person or represented by proxy. Approval of other items at the 1997 Annual Meeting requires the affirmative vote of stockholders who hold at least a majority of the voting power present in person or represented by proxy and entitled to voting power at the 1997 Annual Meeting. Withholding authority to vote for directors and broker non-votes will not affect the election of directors. Abstentions will have the same effect as votes cast against any other proposal, but broker non-votes will not effect the outcome of the vote cast on such proposals.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of April 18, 1997 (except as otherwise noted in the footnotes below) by (1) each of the executives named in the Summary Compensation Table set forth under "Compensation of Executive Officers," (2) each director and nominee of the Company, (3) all current directors, nominees and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company. Subject to applicable community property and similar statutes and except as otherwise noted in the footnotes below, each of the following persons has sole voting and dispositive power with respect to the shares that he or she beneficially owns. Except as noted below, the address of all stockholders, directors, executive officers and nominees identified in the table and accompanying footnotes below is in care of the Company's principal executive offices.

                                                    AMOUNT AND
                                                    NATURE OF      PERCENTAGE OF
                                                    BENEFICIAL      OUTSTANDING
   NAME OF BENEFICIAL OWNER                         OWNERSHIP      COMMON STOCK
   ------------------------                         ----------     -------------
   Anthony M. Marlon, M.D.......................... 1,746,464(1)           9.7%
   Erin E. MacDonald...............................   206,271(2)           1.1%
   Jerry D. Reeves, M.D............................    10,376(3)             *
   Laurence S. Howard..............................    68,973(4)             *
   Frank E. Collins................................    82,236(5)             *
   Thomas Y. Hartley...............................     7,800(6)             *
   Charles L. Ruthe................................     9,300(7)             *
   William J. Raggio...............................    22,485(8)             *
   All current Directors and Executive Officers as
    a Group (12 persons)........................... 2,373,490(9)          12.9%
   First Manhattan Co.............................. 1,567,855(10)          8.7%
   FMR Corp........................................ 1,300,175(11)          7.2%
   Neuberger & Berman LLC..........................   933,900(12)          5.2%

--------
  * Indicates beneficial ownership of less than 1% of the outstanding Common Stock.

 (1) Includes 1,745,464 shares held indirectly through ten trusts established by Dr. Marlon and his wife, and 1,000 shares held indirectly through a limited partnership (the "Partnership"). Dr. Marlon may be deemed to have or share voting power and/or dispositive power over the shares held by the trusts and, therefore, to have beneficial ownership with respect to such shares. Dr. Marlon, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Dr. Marlon disclaims beneficial ownership as to the shares held by the trusts, other than 349,750 shares held by the

    Marlon Family Trust (a revocable trust of which he is a trustee). Dr. Marlon's beneficial ownership does not include 97,577 shares held in two trusts for the benefit of family members, the trustee of which is Erin E. MacDonald (see Note 2 below). Dr. Marlon's beneficial ownership also does not include 635,099 shares held by the AMM and RM Family Limited Partnership ("ARFLP"), the general partner of which is a trust for the benefit of a family member; the trustees of that trust are Ms. MacDonald, William Godfrey, and Jeannine M. Zeller (daughter of Dr. Marlon).

 (2) Includes 97,000 shares that can be acquired within 60 days of April 18, 1997 upon the exercise of stock options, and 97,577 shares held in two trusts for the benefit of Dr. Marlon's family members of which Ms. MacDonald is the trustee. Ms. MacDonald's beneficial ownership does not include 2,030,813 shares held in ten trusts established by Dr. Marlon and his wife, as to which Ms. MacDonald serves as a trustee (1,395,714 of such shares are included and 635,099 of such shares are not included in Dr. Marlon's beneficial ownership; see Note 1 above).

 (3) Includes 852 shares held by Dr. Reeves' wife.

 (4) Includes 66,600 shares that can be acquired within 60 days of April 18, 1997 upon the exercise of stock options.

 (5) Includes 72,000 shares that can be acquired within 60 days of April 18, 1997 upon the exercise of stock options.

 (6) Includes 5,800 shares that can be acquired within 60 days of April 18, 1997 upon the exercise of stock options.

 (7) Includes 5,000 shares that can be acquired within 60 days of April 18, 1997 upon the exercise of stock options.

 (8) Includes 6,200 shares that can be acquired within 60 days of April 18, 1997 upon the exercise of stock options.

 (9) Includes 442,300 shares that can be acquired within 60 days of April 18, 1997 upon the exercise of stock options.

(10) The business address of this stockholder is 437 Madison Avenue, New York, New York 10022. First Manhattan Co. ("FMC") is a registered broker-dealer and investment advisor. FMC has sole voting power and dispositive power with respect to 2,775 shares, shared voting power with respect to 1,413,600 shares, and shared dispositive power with respect to 1,565,080 shares. The number of shares beneficially owned by FMC includes 7,300 shares owned by family members of General Partners of FMC, as to which FMC disclaims beneficial ownership. This beneficial ownership information is as of December 31, 1996, and is set forth in a Schedule 13G filed by FMC with the Securities and Exchange Commission ("SEC") on February 5, 1997.

(11) The business address of this stockholder is 82 Devonshire Street, Boston, Massachusetts 02109. FMR Corp. ("FMR") is a parent holding company to (1) a registered investment advisor to various Fidelity mutual funds and (2) a bank which serves as investment manager of certain institutional accounts. FMR has sole voting power over 62,175 shares and sole dispositive power over 1,300,175 shares. Edward C. Johnson, 3rd, and Abigail Johnson, as directors and/or officers and principal shareholders of FMR, together with other family members and trusts for their benefit which own voting securities of FMR, may constitute a controlling group with respect to FMR. Mr. Johnson and Ms. Johnson each are also beneficial owners of 1,300,175 of the shares beneficially owned by FMR, each having sole dispositive power over such shares. This beneficial ownership information is as of December 31, 1996, and is set forth in a Schedule 13G filed by FMR, Mr. Johnson and Ms. Johnson with the SEC on February 13, 1997.

(12) The business address of this stockholder is 605 Third Avenue, New York, New York 10158. Neuberger & Berman LLC ("Neuberger") is a registered broker-dealer and investment advisor which serves as subadviser to various Neuberger & Berman mutual funds. Neuberger has sole voting power over 32,200 shares, shared voting power over 866,400 shares, and shared dispositive power over 933,900 shares. Neuberger & Berman Management Inc., an investment manager, is also a beneficial owner of 866,400 of the shares beneficially owned by Neuberger, having shared dispositive power over such shares. This beneficial ownership information is as of December 31, 1996, and is set forth in a Schedule 13G filed by Neuberger with the SEC on February 11, 1997.

ITEM NO. 1--ELECTION OF DIRECTORS

  The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than seven directors, with the exact number to be fixed by the Board. At a meeting held on December 13, 1994, the Board of Directors of the Company fixed the number of directors at five. The Bylaws of the Company also provide for two classes of directors, as nearly equal in number as possible, with each class serving for a term of two years. At the 1997 Annual Meeting of Stockholders, the terms of Anthony M. Marlon, M.D. and Thomas Y. Hartley will expire and two directors shall be elected to serve for a term of two years expiring at the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The three remaining directors' terms will continue until the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The proxy holders named on the accompanying proxy card intend to vote the shares represented by each proxy authorizing votes for the two nominees listed below in favor of the two nominees, and if cumulative voting is invoked, to distribute, in such proportion as they see fit, the two votes represented by each such share among the two nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  The Board of Directors of the Company is currently considering whether to increase the number of directors from five to seven and to create a new third class of directors. Following such a change, which could be effected by an amendment to the Company's Bylaws not requiring stockholder approval, each class of directors would be elected for three-year terms. No final determination has been made by the Board, and the persons who would be appointed by the Board to serve as directors in any newly created class of directors have not been selected.

  The Company's Board of Directors has nominated Anthony M. Marlon, M.D. and Thomas Y. Hartley for reelection to the Board. Each of the nominees is presently a member of the Board of Directors and has consented to being named herein and to serve if elected. The Company does not know of anything that would preclude any nominee from serving if elected. If any nominee shall become unable to stand for election as a director at the meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee for director and each continuing director is set forth below.

          NOMINEES FOR ELECTION AS DIRECTORS FOR A TERM OF TWO YEARS

  ANTHONY M. MARLON, M.D., 54, has been the Chief Executive Officer and a Director of the Company since its inception in June 1984. Dr. Marlon also served as President until 1994 and held similar executive positions with several of the Company's predecessors dating back to 1972, the year of inception of the Company's predecessor physician group. In those capacities, he organized and managed the Company's predecessor physician group, ambulatory surgical facility, management company and HMO. Dr. Marlon has served as Associate Professor of Medicine at the University of Nevada School of Medical Sciences since 1975 and has held positions as Chief, Division of Cardiology, and Medical Director, Cardiac Rehabilitation, of University Medical Center of Southern Nevada from 1972 to 1985, Clinical Associate of the Department of Medicine at the University of Arizona from 1973 to 1979 and Clinical Associate Professor, Department of Medicine, Tulane University, New Orleans from 1973 to 1977. Dr. Marlon is a board-certified specialist in internal medicine and cardiovascular diseases. In 1967, Dr. Marlon received his M.D. from State University of New York and completed his internship, residency and cardiology fellowship at Stanford University. In 1986, Dr. Marlon was appointed to the Federal Task Force on Long Term Health Care Policies by Dr. Otis R. Bowen, then Secretary of Health and Human Services. In July 1988, Dr. Marlon was appointed to the Board of Trustees of the Nevada Development Authority, a non-profit organization dedicated to the expansion and diversification of the southern

Nevada business community. On February 7, 1991, in connection with the resolution of an investigation by the U.S. Attorney's Office, Las Vegas, Nevada into allegations that officers and employees of the Company provided false and misleading information to the Office of Personnel Management ("OPM"), Dr. Marlon pled guilty to a misdemeanor offense for knowingly providing to OPM a false certificate that the Company's health maintenance organization ("HMO") was utilizing community rating in setting the rates of the 1988 contract between the HMO and OPM. On May 24, 1991, Dr. Marlon was sentenced to 24 months probation and was fined $25,000. In connection with the OPM matter, Dr. Marlon also relinquished compensation for a period of six months, and another officer of the Company relinquished compensation for two months. As part of the resolution, the Company agreed to provide free medical services having a value of $500,000 to indigent and uninsured residents in the Las Vegas area. As a result of Dr. Marlon's guilty plea to a misdemeanor, Dr. Marlon received a written letter of reprimand from the Board of Medical Examiners of the States of Nevada and Arizona as well as the Medical Board of California, which had no impact on the Company's operations or Dr. Marlon's medical licenses.

  THOMAS Y. HARTLEY, 63, has been a Director of the Company since June 1992. He has been President and Chief Operating Officer of Colbert Golf Design and Development, Inc. in Las Vegas, Nevada since 1991. Mr. Hartley has also served on the Boards of Directors of Rio Suite Hotel & Casino, Inc. since 1990, Southwest Gas Corporation since 1991 and Ameritrade Holdings Corporation since November 1996. He served on the Board of Primerit, a subsidiary of Southwest Gas Corporation from 1991 to August, 1996. Mr. Hartley served in various capacities for Jim Colbert Golf, Inc. in Las Vegas from 1988 to 1991, and for Deloitte Haskins & Sells (currently Deloitte & Touche LLP) from 1959 until his retirement in 1988 from his position as area managing partner in charge of Las Vegas, Reno, Phoenix, and Tucson. Mr. Hartley, who obtained his degree in business from Ohio University in 1955, is a Certified Public Accountant. He is also active in many Las Vegas civic and charitable organizations.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE ELECTION OF ANTHONY M. MARLON, M.D. AND THOMAS Y. HARTLEY AS DIRECTORS OF THE COMPANY.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1998

  ERIN E. MACDONALD, 49, has been a Director of the Company since 1992 and a director of CII Financial, Inc. ("CII"), a wholly-owned subsidiary of the Company, since 1995. She was Senior Vice President of Operations of the Company from the end of 1992 until 1994 at which time she assumed her present position as President and Chief Operating Officer. Ms. MacDonald has also served the Company in other capacities including Vice President of HMO Operations from 1984 to 1990, when her title was changed to Vice President of HMO and Insurance Operations, which title she held until 1992; President of the Company's HMO from 1985 to 1992; President of Sierra Health and Life Insurance Company, Inc., the Company's insurance subsidiary, from 1990 until 1992; and Director of the Company's northern Nevada HMO from 1983 to 1984. From 1980 to 1983, Ms. MacDonald was the Operations Manager of the Company's predecessor physician group.

  WILLIAM J. RAGGIO, 70, has been a Director of the Company since 1984. He has been a State Senator of Nevada since 1972 and is currently Executive Vice President, General Counsel and a director of Santa Fe Gaming Corporation, a corporation which operates two Nevada hotel/casinos. Since 1991 he has been a senior partner in the law firm of Vargas & Bartlett. He previously served as Washoe County, Nevada District Attorney from 1958 to 1970 and was a senior partner in the law firm of Raggio, Wooster & Lindell, Ltd. from 1970 to 1991.

  CHARLES L. RUTHE, 62, has been a Director of the Company and Chairman of the Board of Directors of one of the Company's HMO subsidiaries, Health Plan of Nevada, Inc., since 1984. He was also a member of the Board of Directors of one of the Company's predecessors. Mr. Ruthe has been the owner since 1975 of Charles L. Ruthe and Associates, Inc., a real estate brokerage firm in Las Vegas, Nevada, and served as its President until 1988 at which time he assumed the position of Chairman of the Board. Mr. Ruthe has held the position of Consultant to Boyd Gaming Corporation, a corporation which operates several Nevada hotel/casinos, since January 1, 1997. From 1983 to December 31, 1996, he served as President and a director of Boyd Gaming Corporation. From 1995 to December 31, 1996, he served as President and a director of Boyd Development Corporation, a subsidiary of The Boyd Gaming Corporation. He was a director of First Interstate Bank of Nevada from 1979 to 1983, Vice Chairman of the Board of Directors of First Western Financial Corporation, the parent company of a savings and loan company, from 1985 to 1991, and was President of the Nevada State Chamber of Commerce in 1977.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During the fiscal year ended December 31, 1996, the Board of Directors of the Company held thirteen meetings and acted by unanimous written consent without a meeting seven times.

  The Company's Audit Committee held four meetings during the fiscal year ended December 31, 1996, all of which were held contemporaneously with meetings of the Board of Directors. The current members of the Audit Committee are Messrs. Hartley, Raggio and Ruthe. The principal functions of the Audit Committee are to review with management and the Company's independent public accountants the scope and results of the various audits conducted during the year, to discuss with management and the Company's independent public accountants the Company's annual financial statements, and to review fees paid to, and the scope of services provided by, the Company's independent public accountants. In addition, the Audit Committee reviews the scope of work and findings of the Company's internal audit department.

  The Company's Compensation Committee held two meetings during the fiscal year ended December 31, 1996, contemporaneously with meetings of the Board of Directors. The members of the Company's Compensation Committee are Messrs. Hartley, Raggio and Ruthe. The principal function of the Compensation Committee is to make recommendations concerning the Company's compensation programs, including the Company's 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus and incentive plans.

  The Company's Stock Plan Committee held two meetings during the fiscal year ended December 31, 1996, contemporaneously with meetings of the Board of Directors. It also acted by unanimous written consent without a meeting three times. The members of the Company's Stock Plan Committee are Messrs. Hartley, Raggio and Ruthe. The function of the Stock Plan Committee is to administer the Company's stock-based incentive programs including the 1986 Stock Option Plan, the 1985 Employee Stock Purchase Plan and the 1995 Long Term Incentive Plan. In addition, the Stock Plan Committee administers the stock option plans of CII assumed by the Company in its 1995 acquisition of CII.

  The Board of Directors does not have a Nominating Committee. The Board will consider nominees for election to the Board of Directors recommended by the Company's stockholders. All such recommendations, which must include appropriate biographical information, for the Company's next annual stockholders meeting in May 1998 should be submitted in writing to the Secretary at the Company's principal executive offices no later than December 30, 1997.

                       EXECUTIVE OFFICERS OF THE COMPANY

  The executive officers of the Company are appointed annually by the Board of Directors of the Company and serve at the discretion of the Board. The current executive officers of the Company, other than Dr. Marlon and Ms. MacDonald, who are described above, their respective ages and positions, and certain other information with respect to each of them, are set forth below:

             NAME           AGE                           POSITION
             ----           ---                           --------
   Jonathon W. Bunker......  38 Vice President, HMO and Insurance Operations
   Frank E. Collins........  43 Secretary and General Counsel
   William R. Godfrey......  52 Vice President, Administrative Services
   Laurence S. Howard......  41 Senior Vice President, HMO and Insurance Operations
   Michael A. Montalvo.....  52 Vice President, Marketing, Sales and Underwriting Operations
   Marie H. Soldo..........  56 Vice President, Government Affairs and Special Projects
   James L. Starr..........  33 Vice President, Chief Financial Officer and Treasurer

  Jonathon W. Bunker joined the Company on May 20, 1996 as Vice President, HMO and Insurance Operations and serves as President of the Company's HMO, Health Plan of Nevada, Inc.; its insurance subsidiary, Sierra Health and Life Insurance Company, Inc.; and its administrative service subsidiary, Sierra Healthcare Options, Inc. In January 1997, as the result of an acquisition made by the Company, Mr. Bunker became President of Prime Holdings, Inc., as well as President of its four subsidiaries: MedOne Health Plan; M.E.G.A., Inc.; Prime Health, Inc.; and Elias F. Ghanem, LTD. Prior to joining the Company, he served as Vice President of John Alden Horizon Health from 1989 to 1996 and Vice President of Prime Health from 1988 to 1989. From 1984 to 1988, Mr. Bunker was Vice President of Sierra Health and Life Insurance Company, Inc. From 1982 to 1984, he was a Staff Accountant with Deloitte & Touche LLP (formerly Deloitte Haskins & Sells). Mr. Bunker received his degree in Accounting in 1982 from Utah State University.

  Frank E. Collins joined the Company in June 1986 as General Counsel and Secretary. He received his Juris Doctorate in 1979 from the University of Missouri at Kansas City School of Law and is a member of the Missouri Bar Association. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue Shield of Kansas City, originally as Staff Legal Counsel and in early 1986 as Associate General Counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance-and HMO-related regulatory issues.

  William R. Godfrey currently serves as Vice President of Administrative Services and is responsible for directing the Company's facilities, personnel management, purchasing, and print shop activities. In addition, Mr. Godfrey is responsible for overseeing all property development and construction as well as all commercial leasing for the Company and its subsidiaries. He previously served as Vice President, Health Delivery Finance from 1984 to 1985 and was the Controller of the Company's predecessor physician group from 1974 to 1984.

  Laurence S. Howard has served as Senior Vice President HMO and Insurance Operations since May 1996. He was appointed Vice President of HMO and Insurance Operations in 1992, and also assumed the titles of President of the Company's HMO, Health Plan of Nevada, Inc., and insurance subsidiary, Sierra Health and Life Insurance Company, Inc. at that time. From 1990 to 1992, he served as Assistant Vice President, HMO and Insurance Operations, for the Company. Prior to that he was the Vice President and Chief Operating Officer of both the Company's HMO and insurance subsidiaries and served in this capacity for the Company's HMO from 1987 to 1990. Mr. Howard also served as Director of Operations for the Company's Las Vegas HMO operation from 1986 to 1987, and was an HMO Project Manager for the Company in 1986.

  Michael A. Montalvo was appointed Vice President of Marketing and Sales in 1993. In 1994, he also assumed responsibility for the Company's underwriting department. Prior to joining the Company, he held several positions, including Sales Director, for The Travelers, an insurance company in southern California, from 1991 to 1993, and Senior Vice President for Managed Health Network, an employee assistance program and managed care mental health company, from 1990 to 1991. From 1986 to 1990, he was employed by Equicor,

Inc., an employee benefits company, where he was in charge of the California sales and marketing efforts with respect to managed care indemnity, preferred provider organization and HMO products. From 1963 to 1986, Mr. Montalvo also held various positions with The Equitable Life Insurance Company, ultimately becoming the financial officer responsible for underwriting, contracts, proposals and management information systems for the western and west-central regions.

  Marie H. Soldo joined the Company in 1984 as Vice President of Planning and Development. She was appointed Vice President of Government Affairs and Special Projects in 1988. From 1981 to 1984, Ms. Soldo was a Branch Chief in the Division of Qualification, Office of Health Maintenance Organizations, U.S. Department of Health and Human Services in Rockville, Maryland. Her responsibilities included evaluating applications for HMO qualification and directing the development of qualification standards for HMO and other health plans seeking contracts with the Health Care Financing Administration. From 1978 to 1981, Ms. Soldo was a Regional HMO Program Consultant for the U.S. Department of Health and Human Services in San Francisco, California where she was responsible for promoting HMO development, monitoring operations and funding developing HMOs in the region.

  James L. Starr was appointed Vice President of Finance, Chief Financial Officer and Treasurer of the Company in 1994. Prior to that he had served as Assistant Vice President-Controller beginning in November 1993, and as Director of Finance and Corporate Controller from the time he joined the Company in 1989. Prior to joining the Company, Mr. Starr was a Senior Accountant at Deloitte & Touche LLP (formerly Deloitte Haskins & Sells) in Las Vegas from 1987 to 1989, and was employed by Arthur Andersen & Company in Los Angeles. Mr. Starr is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Nevada State Society of Certified Public Accountants.

  Notwithstanding anything to the contrary regarding the incorporation by reference of future filings--including this Proxy Statement, in whole or in part--in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "1934 Act"), the following report and the Comparative Stock Performance Graph on page 12 shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee directors, is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies. In addition, the Committee has the authority to determine the annual compensation to be paid to the Chief Executive Officer ("CEO") and the Company's other executive officers. The three non-employee directors who serve on the Committee also serve as the Company's Stock Plan Committee, which administers the Company's stock-based incentive compensation plans.

  The fundamental objectives of the Company's executive compensation programs are: 1) to attract and retain superior individuals critical to the long-term success of the Company; 2) to promote the achievement of the Company's annual and long-term strategic goals; 3) to reward performance; and 4) to tie executives' interests to the success of the Company to further encourage their efforts to increase value to stockholders.

  To meet these objectives, the Company's executive compensation program currently is structured to include base salary, annual bonus, long-term incentive compensation in the form of stock options, and various other benefits that are generally available to all employees of the Company, including medical, retirement, and employee stock purchase plans.

  The Company's compensation policies, plans, and programs for 1996 generally were unaffected by Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a public company's tax deduction for certain compensation paid to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible. The Committee believes that, at current levels, non-deferred cash compensation generally should not exceed $1 million for a given executive in a given year, so the effort and expense to conform the annual bonus program to the requirements of Treasury Regulations to qualify bonuses as "performance-based compensation" is currently unnecessary. Although the amount of compensation that may be realized upon exercise of options and the timing of exercises cannot be predicted, the Committee intends that option exercises generally should not result in a loss of deductibility under Section 162(m). To this end, options have been and will be granted with an exercise price per share at least equal to 100% of fair market value of a share of underlying stock at the date of grant, thereby meeting one of the requirements to qualify as "performance-based compensation." Other requirements must be met for compensation to so qualify, so there can be no assurance that compensation in excess of $1 million paid in the future to any such executive officer will in all cases qualify as "performance-based compensation." In addition, the Committee (or the Board of Directors) may conclude that compliance with
Section 162(m) in connection with a given compensation program interferes with more important objectives of the Company and imposes burdens or costs which outweigh the benefit of preserving full tax deductibility under Section 162(m).

 TOTAL COMPENSATION LEVELS

  The Committee intends that an executive officer's targeted compensation represents above-average compensation as compared to organizations that compete with the Company for executive talent. In this way, the Company's executive compensation program can promote long-term service by executives, reduce the risk that talented and experienced executives will be recruited away from the Company, and reward outstanding performance. To accomplish this, the Committee intends that targeted annual cash compensation will closely approximate average compensation payable by comparable companies, with long-term incentive compensation providing potentially above-average compensation based primarily on growth in the value of shares of the Company's stock.

  The Company has engaged the services of a compensation consulting firm, Compensation Resource Group, Inc. ("CRG") to review its executive compensation guidelines and objectives and to survey comparable healthcare companies and published industry averages to help the Committee assess the implementation of its policies. In reviewing the compensation set for 1996, the Committee reviewed a survey and report prepared by CRG. The companies selected for purposes of that survey included 16 publicly held healthcare organizations, three of which are included in the "peer group" shown in the chart under the caption "Comparative Stock Performance." The differences in the comparator group as compared to the "peer group" were based on the Committee's and CRG's judgment that the comparator group better reflected the marketplace for management talent for the Company. This study showed that the Company's cash compensation package for named executives in 1995 approximated averages in effect for the healthcare industry.

  For 1997, the Committee has engaged CRG to provide a new report for purposes of assessing compensation policies and arrangements.

 CASH COMPENSATION

  Executive officers' base salaries for 1996 were intended to approximate the average for the healthcare industry. In December of each year, the Committee reviews the CEO's base salary and sets the amount for the following year by considering competitive compensation data, the Committee's subjective assessment of the CEO's past performance, and the Committee's expectation of the CEO's future contributions to the Company. For the other executive officers, the Committee sets a permissible range of increase in salary from the previous year and allows the CEO to set actual salaries within those parameters based on each officer's individual performance and achievement of both company and individual goals. For all executives, the Committee also considered the Company's general policy for employees under which annual salary increases range from zero to three percent.

  The annual incentive bonus payment for the CEO and the other executive officers is intended to reward key employee performance for assisting the Company in achieving financial success and maximizing stockholder value. For 1996, the Committee determined that annual incentive bonuses would be payable based on achievement of a targeted level of earnings per share. Achievement of such targeted level was necessary in order to fund the bonus pool, from which annual incentive bonuses would be paid out. Based on job position, eligible employees are placed into specific categories, each of which is entitled to a payout from the bonus pool up to a maximum amount (expressed as a percentage of base salary). The Committee has set the annual incentive target for the CEO at a higher percentage than for the other executive officers, in line with industry practice and consistent with the Committee's view that Company performance more closely reflects his individual performance. The following bonus categories applied in 1996: Category I, for the CEO, has a bonus potential of 100% of base salary; Category II, for Senior Management, has a bonus potential of 50% of base salary; Category III, for corporate vice presidents and subsidiary presidents, has a bonus potential of 30% of base salary; and Category IV, for all other eligible employees in the bonus pool, has a bonus potential of 20% of base salary. Other than the CEO who is in Category I, all of the executive officers named in the Summary Compensation Table are in Category II.

  The Committee has retained authority to grant bonuses apart from the annual incentive bonus program described above. With respect to executives other than the CEO, the Committee has authorized the CEO and/or the President to make recommendations regarding such bonuses. In the case of unallocated amounts in the bonus pool resulting from outstanding performance well in excess of targeted levels, such bonuses may be paid to those employees who have demonstrated a high level of service, particularly in extraordinary projects which result in non-budgeted profitable top line growth.

  In 1996, the Company's earnings per share did not reach the targeted level necessary to fund the annual incentive pool, so no annual incentive bonuses were paid to executive officers under the bonus program. The Committee authorized one-time bonus payments to two executive officers in recognition of substantial efforts and inconvenience required of them in connection with a proposed corporate transaction.

 STOCK-BASED COMPENSATION

  The long-term stock-based incentive plans offered by the Company are designed to tie the officers' interests directly to those of the stockholders. As stated above, the Committee intends that such plans will provide compensation opportunities, resulting from growth in share value, that are potentially above industry averages. For 1996, such long-term incentives were provided under the 1995 Long-Term Incentive Plan (the "1995 Plan"), approved by stockholders in 1995. Although the 1995 Plan authorizes the Stock Plan Committee to use a range of long-term incentive devices to motivate, attract, and retain high quality executive talent, for 1996 the Stock Plan Committee adhered to the practice of granting stock options based on the conclusion that options directly link compensation to appreciation in share value from the date of grant onward and do so at lower cost than other types of awards. In determining the size of the 1996 awards, the Stock Plan Committee considered the individual's past and current performance, compliance with stock ownership requirements under the Executive Stock Ownership Plan, and subjective factors; the Stock Plan Committee did not assign any particular weighting to these considerations.

  During 1995, the Stock Plan Committee adopted a policy of requiring an optionee to forfeit certain stock options and after-tax gains from the exercise of such options realized during a specified period if the optionee, during employment or the one-year period following employment, engages in any activity in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in connection with legal actions ("optionee obligations"). This policy became effective April 1, 1996 and affects previously granted stock options. In December 1995, the Committee offered to grant stock options to certain optionees subject to the condition that the optionee agree to amend his or her prior stock award agreements to provide that the optionee obligations will apply to all unvested options.

  During 1994, the Committee approved an Executive Stock Ownership Plan requiring that certain stock ownership levels be reached and maintained by executive officers of the Company over a three-year period starting in 1995. Except for the CEO and the President, such ownership levels are determined by multiplying the executive's 1995 base salary times one. Each executive is then incrementally required over the three-year period to acquire stock or hold vested stock options equal in value to his or her 1995 base salary. The CEO and the President are required to maintain stock ownership (determined on the same basis) equal in value to four times and two times such executive's 1995 base salary, respectively. Starting in 1996, the Committee began annual assessments of the degree to which each executive has met his or her interim ownership requirements. If the executive fails to meet the established target, the Committee can consider such fact when determining future merit increases, bonuses, stock option grants, and other discretionary compensation awards.

 CEO COMPENSATION

  In December 1995, the Committee voted to set Dr. Marlon's 1996 base salary at $437,750, a 3% increase over the prior year. In December 1996, the Committee set his 1997 base salary at $450,883, a 3% increase. These increases were in line with the increase granted to other executive officers of the Company, and within the Company-wide range of salary increases (as discussed above). As described above, the annual incentive bonus pool for 1996 was to be funded upon reaching a specified target level of earnings per share, which target was not met. Accordingly, no annual incentive bonus was paid to Dr. Marlon. Finally, in keeping with the Committee's view that a significant portion of compensation should be tied to the Company's future performance, a component of compensation which should offer above-average compensation opportunities tied to growth in share value, Dr. Marlon was granted 25,000 options in December 1996 under the 1995 Plan. Such options have a stated term of five years, and an exercise price per share equal to 100% of the fair market value per share on the date of grant. As stated above, this grant was made by the Stock Plan Committee based on its consideration of Dr. Marlon's past and current performance and demands upon him, and subjective factors, without assigning a particular weighting to these considerations.

  The tables which follow, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

    CHARLES L. RUTHE       WILLIAM J. RAGGIO        THOMAS Y. HARTLEY

                         COMPARATIVE STOCK PERFORMANCE

  The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P Composite Index and a group of peer companies over the same period (the "1996 Peer Group") (assuming the investment of $100 in the Company's Common Stock, the S&P Composite Index, and the 1996 Peer Group on December 31, 1991, and reinvestment of all dividends).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG SIERRA HEALTH SERVICES, INC., THE S&P 500 INDEX AND A PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           SIERRA HEALTH                     S&P
(Fiscal Year Covered)        SERVICES, INC.     Peer Group     500 INDEX
---------------------        --------------     ----------     ---------
Measurement Pt- 12/91        $100               $100           $100
FYE  12/92                   $234               $162           $108
FYE  12/93                   $239               $206           $118
FYE  12/94                   $342               $246           $120
FYE  12/95                   $343               $347           $165
FYE  12/96                   $266               $279           $203

* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.
--------
  The 1996 Peer Group is comprised of the following companies: Foundation Health Corp., Coventry Corp., FHP International Corp., United Healthcare Corp., Oxford Health Plans, Inc., Pacificare Health Systems, Inc., Healthsource, Inc., and Physician Corporation of America. The 1996 Peer Group is comprised of the same companies as the 1995 Peer Group except that U.S. Healthcare Inc. and Healthwise of America, Inc. were removed because they were acquired by Aetna U.S. Healthcare and United Healthcare Corp., respectively.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of (a) the Chief Executive Officer during the 1996 fiscal year, and (b) each of the four most highly compensated executive officers, other than the Chief Executive Officer, for the 1996 fiscal year (hereinafter collectively referred to as the "named executives"):

                          SUMMARY COMPENSATION TABLE

                                                      LONG TERM
                                                    COMPENSATION
                                                ---------------------
                                   ANNUAL
                                COMPENSATION       AWARDS    PAYOUTS
                              ----------------- ------------ --------
                                                 SECURITIES
                                                 UNDERLYING    LTIP
        NAME AND               SALARY           OPTIONS/SARS PAYOUTS       ALL OTHER
   PRINCIPAL POSITION    YEAR ($) /(1)/ BONUS($)   (#) /(2)/  ($) /(3)/ COMPENSATION($) /(4)/
   ------------------    ---- --------- -------- ------------ -------- ---------------------
Anthony M. Marlon,
 M.D. .................. 1996 437,750      -0-     25,000        -0-          7,750
 Chief Executive Officer 1995 425,000  512,750    125,000    171,250          7,620
                         1994 412,000  312,360      5,000    171,250          7,620

Erin E. MacDonald....... 1996 291,748      -0-     20,000        -0-          7,750
 President, Chief        1995 283,250  175,498    115,000    171,250          7,620
 Operating Officer       1994 275,000  145,750     55,000    171,250          7,620

Jerry D. Reeves,
 M.D./(5)/.............. 1996 224,000      -0-     15,250        -0-          7,750
 Senior Vice President,  1995 209,814   90,295     10,000     34,250          7,219
 Health Care Operations  1994 203,700   98,761      6,000     34,250          7,620

Laurence S. Howard...... 1996 185,400   10,038      8,500        -0-         26,177/(6)/
 Senior Vice President,  1995 180,000   85,400     95,000        -0-          7,620
 HMO & Ins. Operations   1994 137,800   59,259      6,000        -0-          7,620

Frank E. Collins........ 1996 154,510      -0-     15,000        -0-          7,750
 Secretary and General   1995 150,000   91,500    110,000     85,625          7,620
 Counsel                 1994 136,475   65,062      5,000     85,625          7,620

--------
(1) Amounts shown include cash compensation earned and received by the named executives as well as amounts earned but deferred at the election of those officers.

(2) The numbers represent shares underlying options. No stock appreciation rights ("SARs") were granted or outstanding during the periods covered by the table.

(3) "LTIP" means long-term incentive plan. The numbers reflect satisfaction of the Company's payment obligation with respect to vested share units under the Company's Capital Accumulation Plan.

(4) Represents contributions made by the Company to the Company's Profit Sharing/401(k) Plan and Trust on behalf of the named executives. This plan is the major retirement vehicle available to the Company's employees, including the named executives.

(5) Dr. Reeves resigned from the Company effective February 10, 1997.

(6) This amount includes reimbursement of $18,427 for costs relating to Mr. Howard's relocation at the request of the Company.

STOCK OPTIONS

  The following table contains information concerning the grants of stock options to the named executives during fiscal year 1996:

                              OPTION/SAR GRANTS IN FISCAL YEAR 1996
                                                                                      POTENTIAL
                                                                                     REALIZABLE
                                                                                      VALUE AT
                                                                                   ASSUMED ANNUAL
                                                                                   RATES OF STOCK
                                                                                        PRICE
                                                                                    APPRECIATION
                                          INDIVIDUAL GRANTS                        FOR OPTION TERM
                         --------------------------------------------------------- ---------------
                            NUMBER OF           % OF TOTAL
                           SECURITIES          OPTIONS/SARS
                           UNDERLYING           GRANTED TO  EXERCISE OR
                          OPTIONS/SARS         EMPLOYEES IN BASE PRICE  EXPIRATION
NAME                     GRANTED(#)/(1)/           1996     ($/SH)/(2)/    DATE     5%($)  10%($)
----                     ---------------       ------------ ----------- ---------- ------- -------
Anthony M. Marlon,
 M.D. ..................     25,000/(3)/           8.42        25.00     12/10/01  172,676 381,569
Erin E. MacDonald.......     20,000/(3)/           6.73        25.00     12/10/01  138,141 305,255
Jerry D. Reeves, M.D....      5,000/(4)//(5)/      1.68        35.00     05/09/02   59,517 135,023
                             10,000/(3)//(5)/      3.36        25.00     12/10/01   69,070 152,627
Laurence S. Howard......      8,500/(3)/           2.86        25.00     12/10/01   58,710 129,733
Frank E. Collins........     15,000/(3)/           5.05        25.00     12/10/01  103,606 228,941

--------
(1) All awards were non-qualified stock options granted pursuant to the Company's 1995 Long Term Incentive Plan (the "95 LTIP"). No stock appreciation rights were granted with the above awards. Upon a change of control of the Company, as defined in the 95 LTIP, the vesting of the options shall be automatically accelerated, so that the options outstanding at the time of such change of control will be immediately exercisable; provided, however, that the Stock Plan Committee administering the 95 LTIP may exclude a change of control transaction from the foregoing provisions and permit the option to continue to vest in accordance with its original terms. In addition, the options shown above shall terminate and may no longer be exercised if the respective optionee ceases to be an employee or director of the Company, except certain post-termination exercise periods are permitted in the case of death, disability, or other involuntary termination except for a termination for "cause." The options together with certain gains realized upon exercise of the options during a specified period will be subject to forfeiture if the optionee engages in certain acts in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in litigation. Cashless withholding to satisfy tax obligations may be permitted by the Stock Plan Committee.

(2) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the option grant date. The exercise price may be paid by the optionee in cash or by check, except that the Stock Plan Committee may, in its discretion, allow such payment to be by surrender of unrestricted shares of the Company's Common Stock (at their then fair market value on the date of exercise), or by a combination of cash, check and unrestricted shares.

(3) Options granted on December 10, 1996. These options vest and are exercisable at the rate of 25% per year starting with the first anniversary date of the grant, and expire not later than five years after grant.

(4) Options granted on May 9, 1996. These options vest and are exercisable at the rate of 20% per year starting with the first anniversary date of the grant, and expire not later than six years after grant.

(5) These options were canceled upon Dr. Reeves' resignation from the Company on February 10, 1997.

OPTION EXERCISES AND HOLDINGS

  The following table provides information with respect to the named executives concerning the exercise of options during fiscal 1996 and unexercised options held as of December 31, 1996.

                AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1996
                          AND YEAR-END OPTION VALUES

                                                           NUMBER OF
                                                           SECURITIES             VALUE OF
                                                           UNDERLYING           UNEXERCISED
                                                          UNEXERCISED           IN-THE-MONEY
                                                          OPTIONS/SARS          OPTIONS/SARS
                              SHARES                      AT FY-END(#)          AT FY-END($)
                            ACQUIRED ON      VALUE        EXERCISABLE/          EXERCISABLE/
   NAME                     EXERCISE(#) REALIZED($)/(1)/ UNEXERCISABLE       UNEXERCISABLE/(2)/
   ----                     ----------- ---------------- --------------      ------------------
   Anthony M. Marlon,
    M.D. ..................      -0-            -0-         -0-/195,000           -0-/325,125
   Erin E. MacDonald.......   15,000        286,250      61,000/162,000        86,125/182,563
   Jerry D. Reeves, M.D....   12,600        155,725        3,200/37,500/(3)/       -0-/89,888/(3)/
   Laurence S. Howard......      800         15,350       38,700/94,500        100,900/89,888
   Frank E. Collins........    2,000         45,625      41,000/112,500         89,750/98,250

--------
(1) Represents market price at exercise date less exercise price.

(2) Based on the closing price of the Common Stock of the Company on December 31, 1996, which was $24.625, minus the exercise price of the option. There is no guarantee that if and when these options are exercised they will have this value.

(3) All of the unexercisable options have been canceled following Dr. Reeves' resignation from the Company on February 10, 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  In August 1994, the Company entered into new five-year employment agreements with its Chief Executive Officer and President. The Company also entered into employment agreements which range from one to five years with its other executive officers, including the other named executives. These agreements are terminable by the executive officers upon 60 days notice. These agreements provide that in the event of (i) termination without cause, (ii) a change of control not approved by the Board of Directors, or (iii) a change of control approved by the Board of Directors and a subsequent termination without cause or diminution of duties or compensation, the Company will be obligated to provide scheduled payments to the affected executive officer equivalent to salary for two years for the Chief Executive Officer, eighteen months for the President and six months to one year for the other executives. The employment agreements contemplate annual adjustments in compensation based on performance, responsibilities, comparison to other companies in the healthcare industry, and changes in the cost of living. Under these agreements, these named executives may not engage in any business in the State of Nevada that is in direct competition with the Company during a period of one year following termination of employment.

  As described in footnote 1 to the table entitled Option/SAR Grants In Fiscal Year 1996, under certain circumstances the exerciseability of options granted to named executives is accelerated in the event of certain changes of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are the three non-employee directors, Messrs. Hartley, Raggio and Ruthe.

  Mr. Raggio is a senior partner of Vargas & Bartlett, a Nevada law firm which during 1996 rendered legal services to the Company.

  On October 17, 1996, the Company entered into an agreement to purchase approximately 3.93 acres of real estate from two individuals not affiliated with the Company (the "Sellers") for approximately $1,970,000. Charles L. Ruthe and Associates, Inc., a real estate brokerage firm wholly owned by Charles L. Ruthe, represented the Sellers in this transaction. The Sellers paid Charles L. Ruthe and Associates, Inc. approximately $118,000 as a commission for its services in connection with the transaction.

DIRECTOR COMPENSATION

  In 1996, directors who are not officers of the Company were paid $18,000 per annum, plus a $1,000 meeting fee for meetings attended, including committee meetings of the Board. This policy applies to Messrs. Raggio, Ruthe and Hartley.

  The 1995 Non-Employee Directors' Plan (the "Directors' Plan") provides for an automatic grant to each non-employee Director of an option to purchase 3,000 shares of Common Stock. Such grants are made automatically on the date on which a person is first elected to the Board of Directors and on each January 20 thereafter (unless the initial grant occurred within the previous six months). The options' exercise price per share is equal to the fair market value of a share on the date of grant. Such options become exercisable as to 20% of the underlying shares on the first five anniversaries of the date of grant, or immediately if the Director ceases to serve due to death or disability at any time or upon a change of control more than six months after grant. The options expire at the earliest of ten years after grant, one year after the optionee ceases to serve as a Director due to death or disability, or six months after the optionee ceases to serve as a Director for any other reason (the post-termination period is extended for up to one year if the optionee dies during the period). Options not exercisable at the time a Director ceases to be a Director are canceled. The Directors' Plan also permits a non-employee Director to elect to forego cash fees that are otherwise payable and receive instead the equivalent value in shares of Common Stock or credits of "deferred stock" that will be settled at a future date by issuance of Common Stock.

  During 1996, Mr. Ruthe also received $7,100 as director's fees for his service as Chairman of the Board of Health Plan of Nevada, Inc., an HMO subsidiary of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  For information concerning Certain Related Transactions with respect to Messrs. Raggio and Ruthe, Directors of the Company, please refer to "Compensation Committee Interlocks and Insider Participation."

  In addition, on September 27, 1996, the Company purchased real estate, buildings and furnishings in Park City, Utah, from Anthony M. Marlon, M.D., Trustee, and Renee M. Marlon, Trustee, of the Marlon Family Trust, for total consideration of $891,184. The real estate, buildings and furnishings were purchased to provide entertainment and a meeting environment for significant current and prospective clients, brokers and others who assist in the Company's marketing efforts. The purchase price was reviewed and approved unanimously by the Company's Board of Directors, with the exception of Dr. Marlon who abstained from voting, and was based on an evaluation by Mulcock Appraising ("Mulcock") an independent appraiser. In conducting its independent appraisal, Mulcock employed two alternative valuation methods: (i) a cost approach, which analyzed amounts required to purchase the land and reconstruct the residence based on current local costs; and (ii) a market approach, which analyzed the recent sales value of comparable local properties.

  In late 1996, in anticipation of the closing of a corporate transaction by March 31, 1997, the Company asked Mr. Laurence S. Howard, its Senior Vice President, to relocate with his family to Florida. Consequently, Mr. Howard purchased a home with a shared equity arrangement wherein the Company paid the 20% down payment, plus closing costs, totaling $144,896. The Company also agreed to reimburse him for certain improvements made during the first year. Mr. Howard's contribution was a note of $488,000 given to a mortgage lender plus a commitment to make mortgage payments. The equity was shared between the parties in proportion to their financial contribution. The parties have agreed that because the transaction did not close, the Company will acquire Mr. Howard's interest and hold him harmless from all obligations under the mortgage note.

ITEM NO. 2--RATIFICATION OF APPOINTMENT OF AUDITORS

APPOINTMENT OF AUDITORS

  The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 1997. Although not required to do so, the Board has determined that it would be desirable to request ratification of this appointment by the holders of Common Stock of the Company. If such ratification is not received, the Board will reconsider the appointment. Representatives of Deloitte & Touche LLP are expected to be present at the 1997 Annual Meeting and available for questions from stockholders. They will have the opportunity to make a statement if they so desire.

  THE BOARD OF DIRECTORS CONSIDERS DELOITTE & TOUCHE LLP TO BE WELL-QUALIFIED AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of equity securities of the Company on Forms 3, 4 and 5. Directors, executive officers, and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of copies of such reports furnished to the Company during and with respect to the year ended December 31, 1996, and written representations furnished to the Company by such reporting persons, the Company believes that Jonathon W. Bunker, Vice President, HMO and Insurance Operations, was late in filing a Form 4 and a Form 5 to report a single transaction.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors knows of no other matters which may come before the 1997 Annual Meeting. However, if any further business should properly come before the 1997 Annual Meeting, the proxy holders named on the accompanying proxy card, or their substitutes, will vote on such business in accordance with their best judgment.

                           PROPOSALS OF STOCKHOLDERS

  Proposals which stockholders intend to present at the next Annual Meeting of Stockholders of the Company in May 1998 must be received by the Secretary of the Company at its principal executive offices (P.O. Box 15645, Las Vegas, Nevada 89114-5645) no later than December 30, 1997 for inclusion in the Company's Proxy Statement and proxy for that meeting and must be otherwise in compliance with applicable SEC regulations. Use of certified mail is suggested.

                         ANNUAL REPORT TO STOCKHOLDERS

  The Company's 1996 Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 1996, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

  It is important that proxies be returned promptly. Therefore, stockholders are urged to fill in, date, sign and return the enclosed proxy card in the enclosed stamped envelope.

                                          By Order of the Board of Directors,

                                          /s/ Frank E. Collins

                                          Frank E. Collins
                                          Secretary

Dated: April 29, 1997

-------------------------------------------------------------------------------
                   SIERRA HEALTH SERVICES, INC.                  [LOGO SIERRA
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS  HEALTH SERVICE
      FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 30, 1997       INC.(R)]

  The undersigned holder of shares of Common Stock of SIERRA HEALTH SERVICES, INC. (the "Company") hereby appoints Erin E. MacDonald and William J. Raggio, or either of them acting singly in the absence of the other, with full power of substitution, the Proxies of the undersigned to represent the undersigned and vote all of the shares of said Common Stock held of record by the undersigned at April 18, 1997, or which the undersigned otherwise would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 30, 1997 and at any adjournments or postponements thereof.

1. Election of Directors    FOR all nominees listed    WITHHOLD AUTHORITY
                            below (except as marked    to vote for all nominees
                            to the contrary            listed below [_]
                            below) [_]

                   Anthony M. Marlon, M.D., Thomas Y. Hartley

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.)

2. To ratify the appointment of Deloitte & Touche as the Company's auditors for 1997.
                         [_] FOR     [_] AGAINST     [_] ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

                                    (Continued and to be signed on reverse side)
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  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2. THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3. THIS PROXY REVOKES ALL PRIOR PROXIES RELATING TO THE ANNUAL MEETING.

                                                 NOTE: Please sign exactly as
                                                 your name or names appear
                                                 herein. Joint owners must
                                                 each sign. When signing as an
                                                 executor, administrator,
                                                 corporation, officer,
                                                 attorney, agent, trustee or
                                                 guardian, etc., please add
                                                 your full title to your
                                                 signature.

                                                 ______________________________
                                                 Signature

                                                 ______________________________
                                                 Signature

                                                 Date _________________________



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